Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-127095, No. 333-125602, No. 333-122752, No. 333-33174, No. 333-34822 and No. 333-89973) and Forms S-8 (No. 333-121041, No. 333-94603 and No. 333-82541) of MSGI Security Solutions, Inc. and Subsidiaries, of our report dated October 13, 2009, relating to the consolidated financial statements as of June 30, 2009 and 2008 and for each of the years then ended, which is included in this Form 10-K filing, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of MSGI Security Solutions, Inc. and Subsidiaries to continue as a going concern.

/s/ Amper, Politziner & Mattia, LLP

October 13, 2009
Edison, New Jersey